SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANTs
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                (Amendment No.2)(1)

                                VALENTIS, Inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    91913E02

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 December 31, 2005

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.91913E02                  13G/A                    Page 2 of 6 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Brantrock Advisors, Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,404,367 Shares Common Stock
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                     -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,404,367 Shares Common Stock
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                       -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


    1,404,367 Shares Common Stock
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.28% of Common Stock (see responses to Item 4)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                         CO/IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.91913E02                     13G/A                   Page 3 of 6 Pages



Item 1(a).  Name of Issuer:

            Valentis, Inc.

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            863A Mitten Road
            Burlingame, CA  94010
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            Brantrock Advisors, Inc.

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            9465 Wilshire Boulevard, Suite 900
            Beverly Hills, CA  90212
            ____________________________________________________________________

Item 2(c).  Citizenship:

            California

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common Stock

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            91913E02

            ____________________________________________________________________

CUSIP No.91913E02                     13G/A                    Page 4 of 6 Pages


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.
                  Not applicable.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
                  Not applicable.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.
                  Not applicable.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.
                  Not applicable.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
                  Not applicable.

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
                  Not applicable.

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
                  Not applicable.

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                  Not applicable.

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  Not applicable.

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
                  Not applicable.

     If this statemet is filed purusant to Rule 13d-1(c), check this box. [X]


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          1,404,367 shares Common Stock
          ______________________________________________________________________

     (b)  Percent of class:
          9.28% of Common Stock
          ______________________________________________________________________

CUSIP No.91913E02                     13G/A                    Page 5 of 6 Pages


     (c)  Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote: 1,404,367 shares of Common Stock

          (ii)  Shared power to vote or to direct the vote:  None.

          (iii) Sole power to dispose or to direct the disposition of: 1,404,367 shares of Common Stock.

          (iv)  Shared power to dispose or to direct the disposition of:  None


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

              Not applicable.
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

              Not applicable.


         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

              Not applicable.


         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

              Not applicable.


         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

              Not applicable.


          ______________________________________________________________________

Item 10.  Certifications.


          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No.91913E02                     13G/A                    Page 6 of 6 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 14th day of February, 2006.

                                      Brantrock Advisors, Inc.


                                      By: /s/ THOMAS SPIEGEL
                                         ---------------------------------------
                                         Thomas Spiegel
                                         Chief Executive Officer